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EXHIBIT 99.1

ADVANCED TECHNOLOGY INDUSTRIES, INC. AND LTDNETWORK, INC. ANNOUNCE THE EXECUTION OF AN AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

August 10, 2004 Berlin, Germany and New York, NY--Advanced Technology Industries, Inc. ("ATI") (OTCBB:AVDI) and LTDnetwork, Inc. ("LTDN") jointly announced today that they have entered into a merger agreement. Such merger agreement amends the merger agreement originally entered into by the parties on June 19, 2003.

"We are pleased to have reached this agreement with LTDN and look forward to the business combination and marketing the products already developed by LTDN and ATI" remarked Hans-Joachim Skrobanek, President of ATI.

"This represents the culmination of more than 18 months work by the companies," stated Allan Klepfisz, Chief Executive Officer of LTDN. "We now feel the companies are poised to begin revenue generation through the commercialization of the extensive intellectual property portfolio contributed by each company".

Under the terms of the revised merger agreement, LTDN will become a wholly owned subsidiary of ATI and the LTDN shareholders will receive preferred stock of ATI and warrants to purchase such preferred stock. Such preferred stock will be convertible into 400 shares of common stock of ATI only if the current shareholders of ATI approve an amendment to the certificate of incorporation of ATI to increase the share capitalization of ATI to a level to permit the conversion of such preferred stock and such preferred stock subject to such warrants. The number of shares of preferred stock and warrants to be issued to LTDN's shareholders will, assuming all such warrants are exercised and that all such preferred stock is converted into shares of common stock, result in the shareholders of LTDN owning approximately 72% of the outstanding shares of common stock of ATI for an aggregate consideration of $10,000,000 plus the business of LTDN. The ratio of the number of shares of preferred stock to warrants to be issued in the merger will be determined on the closing date of the merger based on a number of factors described in the merger agreement. In addition, the shareholders of LTDN will receive registration rights with respect to the shares they receive in the merger.

The merger is subject to certain conditions set forth in the merger agreement. However, approval by ATI's shareholders is not required to consummate the merger and is therefore not a condition to the consummation of the merger.

About Advanced Technology Industries, Inc.

Advanced Technology Industries, Inc. is a technology company devoted to technology identification and acquisition, as well as research and development leading to commercialization of innovative products, including proprietary technologies.

About LTDnetwork, Inc.

The company specializes in the development of innovative proprietary software for leading Internet companies in the online advertising, price comparison, music download and gaming sectors. Headquartered in New York City with its R&D facilities in Melbourne, Australia, LTDnetwork, Inc. operates over 350 specialty e-commerce sites.


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CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

The above press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. These statements are based on management's current expectations and such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of ATI, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking statements. These risks and uncertainties include, among others: ATI's ability to consummate the merger with LTDN and to achieve expected synergies and operating efficiencies in the merger within the expected time frames or at all; the costs related to the merger; whether ATI can successfully commercialize its products and the products of LTDN; whether ATI is able to acquire new, marketable technologies; whether others develop products or services that are more readily acceptable than, or compete with, the products or services ATI currently offers or intends to offer; political turmoil or changes in government policies in the countries in which ATI does business; changes in regulations or laws that adversely impact ATI's ability to undertake the management of nuclear waste clean-up projects; and other economic, business, competitive and/or competitive factors affecting ATI's and LTDN's businesses generally. ATI assumes no obligation to (and expressly disclaims any such obligation to) update the information contained in this press release, whether as a result of new information, future events or otherwise.

CONTACT:
          LTDnetwork, Inc.
          Allan Klepfisz
          CEO and President
          212-532-2736